Exhibit 99.1

                Rogers Corporation Reports First Quarter Results
            ''All-time Record Quarterly Sales, Net Income and EPS''

     ROGERS, Conn.--(BUSINESS WIRE)--April 20, 2006--Rogers Corporation (NYSE:ROG) announced today that net sales in the first quarter were an all-time quarterly record of $103 million, up 17% compared to the $88 million sold in the first quarter of 2005 and well above the Company's March 2, 2006, guidance of $96 to $99 million. Diluted earnings per share for the first quarter of 2006 were also an all-time quarterly record of $0.74, more than double the $0.30 earned in the first quarter of 2005, and significantly above the Company's guidance of $0.60 to $0.64. Net income for the quarter was $12.6 million, which includes $0.5 million of equity-based incentive compensation expense to comply with the new share based compensation rules.
     As described in detail in the 2005 Form 10-K filing, this release utilizes the realignment of the Company's reporting segments, which now consist of:
Printed Circuit Materials, High Performance Foams, Custom Electrical Components, and Other Polymer Products.

     Printed Circuit Materials

     Printed Circuit Materials segment sales totaled $36.4 million, down slightly from the first quarter of 2005. The lack of year-over-year sales growth in this business is due to the drop off in sales of circuit materials for portable communication devices. The sales volume for new programs has not fully replaced the volume lost due to programs reaching end of life. Circuit materials used in cellular communication infrastructure and satellite TV dishes grew during the quarter.

     High Performance Foams

     Sales of High Performance Foams were a record $25.5 million, an increase of 16.4% over the first quarter of last year. Foams sales growth was driven by strength across all markets, most notably, consumer products, including entertainment systems, portable communication devices, and a wide variety of industrial applications. Part of this quarter's sales growth is also the result of customers buying in advance of an announced April 1 price increase, which was designed to mitigate the effects of rising raw material and energy costs.

     Custom Electrical Components

     Sales of Custom Electrical Components were $28.8 million for the quarter, up 60% compared to last year's first quarter sales of $18.0 million. This dramatic sales growth is due to market share increases in cell phones caused by the industry's continued movement towards thin profile phones, as well as the ramp up of components for a large disk drive array program. In the future, the Company expects more opportunities in the disk drive array area as higher power consumption in these systems is requiring the replacement of wiring harnesses with more effective power distribution solutions. The capacity expansion projects in Suzhou, China, for the product lines within this segment have been completed. As these production facilities become more fully utilized, it is expected that they will provide increasing operating efficiencies.

     Other Polymer Products

     Other Polymer Products revenues were $12.5 million in the first quarter, up almost 10% over the $11.4 million in 2005. The greater than $5 million operating loss experienced in this segment in the first quarter of 2005 was virtually eliminated this quarter.

     Joint Ventures

     Rogers' 50% owned joint ventures had record quarterly sales totaling $30.3 million, up 23% from the first quarter of 2005. The Company's high performance foam materials joint venture with Inoac Corporation operated its new facility in Suzhou at three shifts for the full quarter, which enabled it to reduce its backlog, and led directly to the record sales levels by allowing further penetration into the consumer electronics, and portable communication markets. The Rogers Chang Chun Technology flexible circuit material joint venture also had record first quarter sales as it continues to gain market share with its Taiwanese-headquartered customers.
     First quarter gross margin was an all-time record at 35%, and a marked improvement compared to 27% in the first quarter 2005. Rogers' gross margin improved as a result of efficient utilization of the capacity added over the last 24 months from expansion projects worldwide.
     Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $65.2 million, an increase of $18.8 million, of which approximately $10 million came from stock option exercises. Capital expenditures were approximately $2.4 million for the first quarter, but are still expected to be in the range of $30 to $35 million for the year. The Company's ratio of current assets to current liabilities increased to 3:1, and the Company remains essentially debt free.
     Robert D. Wachob, Rogers' President and CEO, commented, "I am proud of the progress our organization has made in the last 24 months and pleased to report that the vast majority of issues associated with our start-up operations in Asia are behind us. We now have adequate capacity in all of our reportable segments, and we look forward to growing sales and the attendant margin improvements. As usual, we expect sequentially softer sales in the second quarter due to the seasonality of the portable communication devices market, and the effect of advance buying for our foam materials ahead of the announced price increase. Nevertheless, we expect strong second quarter sales of between $97 and $100 million, with earnings of $0.63 to $0.67 per diluted share, which includes about $1 million of equity-based incentive compensation expense, both of which would be significant improvements over the second quarter of last year. Barring any unforeseen issues, 2006 is shaping up as a breakout year for Rogers as we capitalize on the strategic initiatives in which we have invested over the last several years."
     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 20, 2006, and Rogers undertakes no duty to update this information unless required by law.

     Additional Information and April 21 Conference Call

     For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.

     Website Address: http://www.rogerscorporation.com

     Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714

     Editorial Contact: Edward J. Joyce, Manager of Investor and Public
Relations

     Phone: 860-779-5705, FAX: 860-779-5509,

     Email: edward.joyce@rogerscorporation.com

     A conference call to discuss first quarter results will be held on Friday, April 21 at 9:00AM (Eastern Time).

     The Rogers participants in the conference call will be:

     Robert D. Wachob, President and CEO

     Dennis M. Loughran, Vice President Finance and CFO

     Paul B. Middleton, Corporate Controller

     Robert M. Soffer, Vice President, Treasurer and Secretary

     Debra J. Granger, Director, Corporate Compliance and Control

     Edward J. Joyce, Manager of Investor and Public Relations

     A Q&A session will immediately follow management's comments.

     To participate in the conference call, please call:

     1-800-574-8929 Toll-free in the United States

     1-706-634-1907 Internationally

     There is no passcode for the live teleconference.

     For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Friday, April 28, 2006. The passcode for the audio replay is 8031490.
     The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

     (Financial Statements Follow)


    Consolidated Statements of Income


                                                   Quarters Ended
  (IN THOUSANDS, EXCEPT PER SHARE               April 2,      April 3,
   AMOUNTS)                                         2006          2005
----------------------------------------------------------------------
  Net Sales                                    $103,131       $88,103
  Costs and Expenses:
  Cost of Sales                                  66,844        64,699
  Selling and Administrative                     17,385        14,400
  Research and Development                        5,961         5,060
                                         -----------------------------
  Total Costs and Expenses (a)                   90,190        84,159
                                         -----------------------------
     Operating Income                            12,941         3,944
  Other Income less Other Charges                 2,872         2,573
  Interest Income, Net                              350           228
                                         -----------------------------
  Income Before Income Taxes                     16,163         6,745
  Income Tax Expense                              3,556         1,620
                                         -----------------------------
  Net Income                                    $12,607        $5,125
                                         -----------------------------
  Net Income Per Share:
  Basic                                           $0.76         $0.31
                                         -----------------------------
  Diluted                                         $0.74         $0.30
                                         -----------------------------
  Shares Used in Computing:
  Basic                                          16,486        16,404
                                         -----------------------------
  Diluted                                        16,928        16,879
                                         -----------------------------

(a) Including Depreciation and Amortization of: 2006 - $5,321; 2005 -
    $5,279.


Consolidated Balance Sheets
(IN THOUSANDS)                                         April  January
                                                          2,      1,
                                                        2006    2006
----------------------------------------------------------------------
Assets
 Current Assets:
   Cash and Cash Equivalents                         $57,914  $46,401
   Short-term Investments                              7,281        -
   Accounts Receivable, Net                           70,657   62,850
      Accounts Receivable - Joint Ventures             4,966    5,570
      Note Receivable, Current                         2,100    2,100
   Inventories                                        53,002   43,502
      Current Deferred Income Taxes                   10,976   10,823
      Asbestos-Related Insurance Receivables           7,023    7,023
   Other Current Assets                                3,114    2,761
                                                    ------------------
     Total Current Assets                            217,033  181,030
                                                    ------------------
 Notes Receivable, Long Term                           2,100    2,100
 Property, Plant and Equipment, Net                  129,693  131,616
 Investments in Unconsolidated Joint Ventures         22,186   20,260
 Pension Asset                                         6,667    6,667
 Goodwill                                             21,928   21,928
   Other Intangible Assets                               728      764
   Asbestos-Related Insurance Receivables             30,581   30,581
 Other Assets                                          6,094    5,654
                                                    ------------------
     Total Assets                                   $437,010 $400,600
                                                    ------------------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                                  $22,272  $18,992
   Accrued Employee Benefits and Compensation         18,607   13,916
      Accrued Income Taxes Payable                     8,567    7,209
      Asbestos-Related Liabilities                     7,023    7,023
   Other Current Liabilities                          10,735   10,226
                                                    ------------------
     Total Current Liabilities                        67,204   57,366
                                                    ------------------
 Noncurrent Deferred Income Taxes                      6,516    6,359
 Noncurrent Pension Liability                         15,380   16,973
 Noncurrent Retiree Health Care and Life Insurance
        Benefits                                       7,048    7,048
   Asbestos-Related Liabilities                       30,867   30,867
 Other Long-Term Liabilities                           1,330    1,737
 Shareholders' Equity                                308,665  280,250
                                                    ------------------
     Total Liabilities and Shareholders' Equity     $437,010 $400,600
                                                    ------------------


     CONTACT: Rogers Corporation
              Ed Joyce, 860-779-5705